Exhibit 4.6
FORM OF COMMONSTOCK WARRANT
THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE OR CONVERSION OF THIS WARRANT ARE BEING OFFERED AND SOLD TO INVESTORS WHO ARE NOT U.S. PERSON (AS DEFINED IN REGULATIONS UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”)) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATIONS PROMULGATED UNDER THE SECURITIES ACT. THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE SECURITIES ISSUABLE UPON THE EXERCISE OR CONVERSION OF THIS WARRANT MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATIONS UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS WITH REGARD TO THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.
TO: [WARRANT HOLDER]
Subject to the terms and conditions contained herein, and subject to your acceptance of the foregoing by signing and returning this Agreement to Eloqua Limited upon the Effective Date, the Board of Directors of Eloqua Limited (“Usco”) have resolved to grant to you a warrant to acquire standard common stock in the capital of Usco.
You may purchase that number of shares of standard common stock of Usco which is equal to Eloqua-Canada Warrant (collectively, the “Shares”). The exercise price, vesting schedule and expiration date for the Shares shall remain as set out in the Eloqua- Canada Warrant. In order to exercise the warrants granted herein, you must execute the warrant subscription form attached hereto as Exhibit I. Except as set out herein, and to the extent necessary to give effect to the terms and intent of this Warrant Exchange Agreement, (including without limitation to deem that all references to Eloqua Corporation shall be deemed to be references to Eloqua Limited), your warrants granted herein shall be governed by the terms of the Eloqua-Canada Warrant.
DATED this 21st day of July, 2006.

ELOQUA LIMITED
By:
	Name:	Mark Organ
	Title:	President and CEO

TO: ELOQUA LIMITED
I. [WARRANT HOLDER], accept the foregoing terms of grant of the warrant to acquire the Shares noted above in the capital of Eloqua Limited and acknowledge and agree that the option granted to me hereunder shall only be exercised in accordance with the warrant subscription form attached hereto as Exhibit I.
DATED this                      day of                     , 2006.

Witness	Signature of warrantholder

Print Name

Address

EXHIBIT I
ELOQUA LIMITED
WARRANT SUBSCRIPTION
To: The Secretary of Eloqua Limited (the “Company”)
Date: ______________________________
Re:           Financing Warrant Agreement
I refer to the Warrant granted to me pursuant to a Financing Warrant Exchange Agreement dated ______ (the “Agreement”) wherein I was granted a warrant to subscribe for and purchase ____________ fully paid and non-assessable standard common stock in the capital of the Company.
In the exercise of my rights under the said Warrant, I hereby subscribe for ___ fully paid and non-assessable Standard Common Stock in the capital of the Company at Canadian $ ___ per share payment for which in the aggregate amount of Canadian $ ___ accompanies this subscription.
As a condition of exercising my Warrant, I hereby (a) agree to be bound as an Existing Stockholder by the obligations, covenants, representations and warranties of the Stockholders Agreement of the Company in effect at the time of such exercise and (b) have delivered a copy of the Stockholders Agreement, or adherence thereto, duly executed by me, as an Existing Stockholder to the Company.
Will you please cause such shares to be registered as follows:

(Insert full name and address of purchaser including postal code)
and forward the relevant certificate or certificates to the registered holder at the address shown above.

Yours very truly,

(Signature)

(Name of Warrantee - Please Print)

(Capacity - complete only if other than you (e.g. personal legal representative or trustee))

SCHEDULE A
ELOQUA-CANADA WARRANT GRANT
See Attached

THE SHARES REPRESENTED BY THIS FINANCING WARRANT AGREEMENT ARE SUBJECT TO THE TERMS AND CONDITIONS OF A SHAREHOLDERS AGREEMENT ARE NOT TRANSFERABLE EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF SAID SHAREHOLDERS AGREEMENT, A COPY OF WHICH IS ON FILE AT THE REGISTERED OFFICE OF THE CORPORATION.
ELOQUA CORPORATION
FINANCING WARRANT AGREEMENT
This Financing Warrant Agreement is between [WARRANT HOLDER](“you”) and Eloqua Corporation (the “Company”) this [DATE]
WHEREAS:
A.	From time to time the Corporation has been without sufficient financial resources to remunerate its employees and consultants.
B.	You are an employee or consultant of the Corporation and have agreed to finance the operations of the Corporation by forgoing a portion of your applicable salary or fee, as the case may be (the “Employee Financing”).
C.	In consideration of the Employee Financing the Corporation agreed to grant you financing warrants to acquire Class A Common Shares in the capital stock of the Corporation (the “Financing Warrants”) more particularly described herein.
D.	Due to the inadvertence of the applicable parties the agreements in respect of the Employee Financing and the Financing Warrants there exists no written documentation of such agreements.
E.	It is in the best interests of the Corporation to ratify and confirm the Employee Financing and the grant of Financing Warrants.
NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency is hereby acknowledged, the parties hereto covenant and agree as follows:
1. Definitions. When used herein, the following terms shall have the following meanings:
(a) “Board” — means the Board of Directors of the Company.
(b) “Business Day” — means a day other than a Saturday, Sunday or any other day which is a statutory holiday in the Province of Ontario.

(c) “Exchange” — means The Toronto Stock Exchange, the National Market System of the National Association of Securities Dealers Automated Quotation System, the Canadian Venture Exchange or any other stock exchange or quotation system on which the Class A Common Shares of the Company are listed and posted for trading or quoted.
(d) “Exercise Notice” — means a subscription in writing in the form attached hereto as Schedule A signed by you stating your intention to exercise a particular Warrant.
(e) “Exercise Price” — means the price as set forth in Section 2.1 at which a Share may be purchased pursuant to the exercise of an Warrant.
(f) “Exercise Term” — means the period of time during which Warrants may be exercised.
(g) “Warrant” — means a right which may be granted to you pursuant to the terms of this Agreement seven (7) years following the effective date of grant as set forth in Section 2.1.
(h) “Take-over Bid” means an offer to acquire a majority of the issued and outstanding shares of the Company made to any person or company or group of persons or companies or an offer to exchange a majority of such shares for the shares of another company pursuant to any amalgamation, merger or similar transaction.
2. Grant.
2.1. Grant: You are hereby granted warrants to purchase [ ______ ] Class A Common Shares in the capital of the Company at the exercise price set forth below and which warrants shall, in accordance with Section 2.2, expire seven (7) years from the Effective Date of Grant. The warrants set forth below are immediately exercisable:

Number of Warrants	Exercise Price (per share)	Effective Date of Grant

2.2 Expiry. Your warrant may be exercised in whole or in part, at any time or from time to time, for a period ending seven years from the effective date of grant set forth in Section 2.1.
2.3 Share Certificates. No share certificates representing such Class A Common Shares of the Company shall be delivered until payment for the Class A Common Shares has been made in full.
     3.  Exercise of Warrants.
3.1 Payment of Exercise Price: The Exercise Price shall be fully paid in cash at the time of exercise. No Shares shall be issued or transferred until full cash payment has been received therefor. As soon as practicable after receipt of any completed and signed Exercise Notice (attached hereto as Schedule A) and full payment, the Company shall deliver to you, a certificate or certificates representing the acquired Shares.
3.2 Conditions of Exercise: Notwithstanding any other provision of this Agreement, as a condition to the exercise of any Warrant, you agree to attorn to and become a party to any shareholders’ agreement then in effect for the Company.
3.3 Exercise Upon Take-over: If a Take-over Bid is made, then, subject to any required regulatory approvals, all of the Class A Common Shares of the Company that are subject to this Warrant that have not vested shall immediately vest on the day prior to the Take-over Bid and the following shall apply:
(a)	The Company shall give you notice in writing (a “Take-over Bid Notice”), at the time such Take-over Bid is made advising of the making of the Take-over Bid, providing reasonable particulars of the Take-over Bid Notice and shall specify that you may, at any time during the period commencing on the date of the Take-over Bid Notice and ending on the date which is five days following the giving of the Take-over Bid Notice, exercise all or any portion of any such Warrants then held by you.

(b)	If you wish to exercise any Warrants, such exercise shall be made in accordance with Subsection 3.3; provided that, if necessary in order to permit you to participate in the Take-over Bid, the Warrants so exercised shall be deemed to have been exercised and the issuance of the Class A

Common Shares of the Company issuable upon such exercise (such Class A Common Shares of the Company being referred to in this Section 3.3 as the “Specified Shares”) shall be deemed to have been issued, effective as of the first business day immediately prior to the date on which the Takeover Bid was made.

(c)	If, upon the expiry of the Warrants exercise period specified in section 3.3(a) above, the Take-over Bid is completed and you did not, prior to the expiration of such exercise period, exercise the entire or any portion of the Warrants, then, as of and from the expiry of such exercise period, you shall cease to have any further right to exercise such Warrants, in whole or in part, and each such Warrant shall be deemed to have expired and shall be null and void.

(d)	If:
(i)	the Take-over Bid is not completed, or

(ii)	all or a portion of the Specified Shares tendered by you pursuant to the Take-over Bid are not purchased by the offeror in respect thereof, the Specified Shares shall be returned by you to the Company and either cancelled or reinstated as authorized but unissued Shares, and the terms set forth in this Section 3.3 shall again apply to the Warrants (or remaining portion thereof, as the case may be) pursuant to which the Specified Shares were purchased.

(e)	If any Specified Shares are returned to the Company pursuant to Subsection 3.3 above, the Company shall refund the applicable purchase price (without interest) to you in respect of such Specified Shares.

(f)	In no event shall you be entitled to sell or otherwise dispose of the Specified Shares otherwise than pursuant to the Take-over Bid.
4. Adjustments for Corporate Changes.
4.1 General: The existence of any Warrants shall not affect in any way the right or power of the Company or its shareholders to make or authorize any adjustment, recapitalization, reorganization or any other change in the Company’s capital structure or its business, or any amalgamation, combination, merger or consolidation involving the Company or to create or issue any bonds, debentures, shares of any class or other securities of the Company or the rights and conditions attaching thereto or to effect the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of similar character or otherwise.

4.2 Reorganization of Company’s Capital: Should the Company effect a subdivision or consolidation of shares or any similar capital reorganization or a payment of a stock dividend (other than a stock dividend which is in lieu of a cash dividend), or should any other change be made in the capitalization of the Company which, in the opinion of the Board, acting reasonably, would warrant an adjustment to the number of Shares which may be acquired on the exercise of any outstanding Warrants and/or an adjustment to the Exercise Price thereof in order to preserve proportionately your rights and obligations, such adjustment shall be made as may be equitable and appropriate to that end.
4.3 Other Events Affecting the Company: In the event of an amalgamation, combination, merger or other reorganization involving the Company, by exchange of shares of any class, by sale or lease of assets, or otherwise, which in the opinion of the Board, acting reasonably, warrants an adjustment to the number of Shares which may be acquired on the exercise of any outstanding Warrants and/or an adjustment to the Exercise Price thereof in order to preserve proportionately your rights and obligations, such adjustments shall be made as may be equitable and appropriate to that end.
4.4 Immediate Exercise of Warrants: Where the Board determines, acting reasonably, that the adjustments provided for in Sections 4.2 and 4.3 would not preserve proportionately your rights and obligations in the circumstances or otherwise determines that it is appropriate, the Board may permit the immediate exercise of any outstanding Warrants which are not otherwise exercisable.
4.5 Issue by Company of Additional Shares: Except as expressly provided in this Section 4, the issue by the Company of shares of any class, or securities convertible into shares of any class, for money, services or property either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares which may be acquired on the exercise of any outstanding Warrants or the Exercise Price under such Warrants.
5. Notices.
5.1 Notice to you: Any payment, notice, statement, certificate or other instrument required or permitted to be given to you shall be given by:
(i)	delivering it personally to you or to the person claiming or deriving rights through him or her, as the case may be; or

(ii)	mailing it postage paid (provided that the postal service is then in operation) or delivering it to the address which is maintained for you in the Company’s records.
5.2 Notice to the Company: Any payment, notice, statement, certificate or instrument required or permitted to be given to the Company shall be given by mailing it postage prepaid (provided that the postal service is then in operation) or delivering it to the Company at the following address:
Eloqua Corporation
301-119 Spadina Avenue
Toronto, ON M5V 2L1
Attention: Mark A. Organ
Facsimile: (416) 864-1881
5.3 Demand Receipt. Any payment, notice, statement, certificate or other instrument referred to in subsection 5.2 hereof, if delivered, shall be deemed to have been given or delivered on the date on which it was delivered or, if mailed (provided that the postal service is then in operation), shall be deemed to have been given or delivered on the fourth Business Day following the date on which it was mailed.
6. No Transfer.
     The Warrants evidenced by this Warrant Certificate may not be transferred.
7. Securities Laws.
     This Warrant Certificate and the Warrants represented hereby have not been and may not be qualified for sale under the securities laws of any province of territory of Canada or in the United States of America, its territories or possessions, any State of the United Sates or the District of Columbia (the “United States”). Accordingly, this Warrant Certificate and the Warrants may not be distributed in any province or territory of Canada or to, or for the benefit of, any resident thereof or in the United States or to, or for the benefit of, any resident or national thereof in contravention of the laws of any such jurisdiction. Compliance with the securities laws of any jurisdiction is the responsibility of the Warrantholder.
8. General.
8.1 Your Rights: You shall not have any rights as a shareholder of the Company in respect of Shares issuable on the exercise of rights to acquire Shares under any Warrant until the allotment and issuance to you of certificates representing such Shares.
8.2 Indemnification: Every director of the Company shall at all times be indemnified and saved harmless by you from and against all costs, charges and expenses whatsoeve including any income tax liability arising from any such indemnification, which such director may sustain or incur by reason of any action, suit or proceeding, proceeded or threatened against the director, otherwise than by the Company, for or in respect of any act done or omitted by the director in respect of this Agreement, such costs, charges and expenses to include any amount paid to settle such action, suit or proceeding or in satisfaction of any judgment rendered therein.

8.3 Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. This Agreement shall be binding upon you and the Corporation and your respective heirs, executors, administrators, successors and assigns.
8.4 No Encumbrances: You agree that by entering into this Agreement, you hereby covenant and agree that you shall not directly or indirectly in any manner whatsoever, sell, transfer, assign, mortgage, charge, pledge, grant security interest in or otherwise dispose of or encumber all or any part of the Warrants granted to you by this Warrant Agreement and you hereby irrevocably and unconditionally nominate, constitute and appoint the Company as your attorney with full power of substitution in accordance with the Powers of Attorney Act (Ontario), and the Substitute Decisions Act (Ontario) for the purpose of all matters required by and relating to this Agreement. In accordance with the Powers of Attorney Act (Ontario), you hereby agree, acknowledge and declare that this power of attorney may be exercised during any subsequent legal incapacity.
8.5 Entire Agreement: You acknowledge and agree that the warrants granted to you by the Company under this Agreement and the warrants granted to you pursuant to the warrant dated [DATE] issued to you by the Company (the “January Warrant”) are the only warrants issued or granted to you as of [DATE] This Agreement and the January Warrant contains the entire agreement with respect to any warrants granted to you by the Company on or prior to [DATE] and this Agreement and the January Warrant supercede any prior written undertaking or agreement with respect to the issuance or granting of warrants on or prior to [DATE] and there are no other warranties, representations or agreements between you and the Company relating to the issuance or granting of warrants except as set forth herein and in the January Warrant.
IN WITNESS WHEREOF the parties hereto have signed this Agreement.

ELOQUA CORPORATION
by:
Name:
Title:

I have authority to bind the Corporation

Witness	Name

SCHEDULE A
     (i) ELOQUA CORPORATION
     (ii) WARRANT SUBSCRIPTION
To:     The Secretary of Eloqua Corporation
Date:    ____________
Re:      Financing Warrant Agreement
I refer to the Warrant granted to me on ______,__, pursuant to a Financing Warrant Agreement dated ______ (the “Agreement”) wherein I was granted a warrant to subscribe for and purchase fully paid and non-assessable _______ Shares in the capital of Eloqua Corporation (the “Company”).
In the exercise of my rights under the said Warrant, I hereby subscribe for ___ fully paid and non-assessable Class A Common Shares in the capital of the Company at Canadian $ _____ per share payment for which in the aggregate amount of Canadian $ _____ accompanies this subscription.
I acknowledge that upon exercise of any options granted to me pursuant to the Agreement I shall be required to (and I agree that I shall) become bound by the terms of the shareholders’ agreement then in effect with respect to the Company.
Will you please cause such shares to be registered as follows:

(Insert full name and address of purchaser including postal code)
and forward the relevant certificate or certificates to the registered holder at the address shown above.

Yours very truly,

(Signature)

(Name of Warrantee - Please Print)

(Capacity - complete only if other than you (e.g.
personal legal representative or trustee))